Exhibit 99.1
INVESTOR RELATIONS CONTACT:
Ryan D. Robinson,
Senior Vice President and Chief Financial Officer
847-286-8700
FOR IMMEDIATE RELEASE:
September 4, 2015
SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS SECOND QUARTER 2015 RESULTS
HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. ("SHO" or "Company") (NASDAQ: SHOS) today reported results for its quarter ended August 1, 2015. Results for the second quarter included:

•	Operating income decreased 48.7% to $3.0 million

•	EPS decreased 53.3% to $0.07

•	Adjusted EBITDA increased 103.4% to $5.0 million

•	Comparable store sales decreased 1.4%

Will Powell, Chief Executive Officer and President, said, "During the second quarter, the profitability of our core operations continued to show improvement over last year. Adjusted EBITDA increased by $2.5 million for the second quarter and increased by $3.9 million, or 51%, year-to-date compared to last year. Improved merchandise gross margin rate and good expense control drove the increase.”
“Overall sales trends showed moderate progress in the second quarter of 2015 as Adjusted comparable store sales continued to improve sequentially each quarter since the fourth quarter of 2014. Hometown posted positive Adjusted comparable store sales increases in June and July, although May was a challenging month due to a highly competitive environment during the Memorial Day promotional period.
“We also continued to improve our home appliances shopping experience in our Hometown segment. We expanded our America’s Appliance Experts (“AAE”) program with 59 remodels completed in the second quarter. As of the end of the second quarter, we had converted 111 stores to our AAE program. We plan to convert another 75 locations by October 2015 and another 300 locations in 2016.”
"Sales trends also improved in the second quarter of 2015 in Outlet compared to the first quarter. While lower home appliance inventory availability during the quarter adversely affected sales, we finished the second quarter with a better inventory position than at the beginning of the quarter. We increased our sourcing volume of out-of-box and discontinued home appliances and diversified our direct vendor relationships, and we believe we are better positioned for the back-half of the year.”
“In the second quarter, we also began to accelerate several initiatives to transform our business that will both reduce our selling and administrative expenses and increase the effectiveness of our spending.
“First, we took steps to align operating costs with recent performance and to improve the quality and speed of execution of our plans by restructuring the executive team and reducing overall payroll and benefits costs at our support center and in our field organization. We expect these changes to result in savings of $2 million in 2015 and $6 million in 2016 from target payroll and benefit levels.”
“Second, we are transforming our marketing to focus more on localized digital platforms and less on mass print. The results of our initial tests have been positive. We will roll-out this new focus more broadly in the third quarter, which will reduce our marketing costs per store while increasing overall impressions and customer draw."
“Third, year-to-date we have closed 63 under-performing stores (62 in Hometown and one in Outlet), As a result, we should be able to improve overall profit performance, reduce expenses, and free up working capital. During the remainder of 2015 we expect to close 40 to 50 additional under-performing locations.”
"Work also continued during the quarter on our business process outsourcing and the migration of the current information technology systems and processes provided by Sears Holdings to new, state-of-art business and technology infrastructure and systems ("BPO Initiative"). We expect the new infrastructure and systems will provide greater strategic and operational flexibility, provide better control of our systems and processes, and reduce total cost of information-system ownership.   Our

plan and expectation is that the new infrastructure and systems will be operational by the end of the 2016 fiscal year, well in advance of the April 2018 termination date of our Services Agreement with Sears Holdings.  We intend to have a long and productive relationship with Sears Holdings, including continuing to use their services where it is the right decision for our customers and investors. However, the BPO Initiative provides us with more flexibility to choose how independently of Sears Holdings we wish to operate, including the ability to purchase and efficiently flow merchandise directly from manufacturers."
"We also continued to generate strong cash flow in the quarter and reduced borrowings from $30.0 million to $10.1 million and finished with $234.3 million of additional borrowing capacity.”
Second Quarter Results

Net sales in the second quarter of 2015 decreased $19.1 million, or 3.0%, to $619.6 million from the second quarter of 2014. This decrease was driven primarily by (1) a 1.4% decrease in comparable store sales, (2) lower initial franchise revenues, which were $(0.2) million in the second quarter of 2015 compared to $5.4 million in the second quarter of 2014, (3) the impact of closed stores (net of new store openings), and (4) lower online commissions from Sears Holdings ($3.1 million in the second quarter of 2015 compared to $5.2 million in the second quarter of 2014).

During the first and second quarters of 2014, Sears Holdings offered promotions that resulted in a significant increase during each quarter in SHO's "Commission Sales," which are sales to SHO customers (1) that are transacted in SHO stores by SHO or its independent dealers and franchisees through sears.com, (2) that are fulfilled and recorded by Sears Holdings, and (3) for which SHO receives an online commission from Sears Holdings. During the second quarter of 2015, our Commission Sales declined to $10.4 million compared to $18.7 million in the second quarter of 2014. As a result, comparable store sales, which measure the increase in sales on transactions fulfilled and recorded by SHO and do not include Commission Sales, were favorably impacted. Including Commission Sales, Adjusted comparable store sales for the second quarter of 2015 decreased 2.6%. Comparable store sales in Hometown were down 1.1% while comparable store sales in Outlet were down 2.2%. Adjusted comparable store sales were down 2.5% in Hometown and down 2.7% in Outlet.

The Adjusted comparable store sales decrease of 2.6% was primarily due to (1) lower sales in Hometown's home appliances, which were negatively impacted by product transitions in built-in cooking, (2) lower Outlet home appliances sales due to lower as-is, out-of-box products receipts from Sears Holdings, (3) soft early-quarter lawn and garden sales in Hometown, which improved later in the quarter, (4) lower tools sales in three Hometown key merchandise categories: tool storage and mechanical tool sets resulting from less promotional activity due to lower year-over-year vendor promotional support and compressors resulting from cost increases leading to less competitive out-the-door prices, and (5) and lower Outlet tools sales due to non-recurring opportunity buys in the second quarter of 2014.

Gross margin was $141.4 million, or 22.8% of net sales, in the second quarter of 2015 compared to $147.1 million, or 23.0% of net sales, in the second quarter of 2014. The decrease in gross margin rate was primarily driven by (1) lower initial franchise revenues, (2) lower delivery income, (3) lower online commissions from Sears Holdings, and (4) higher occupancy costs due to a higher number of Company-operated locations. These decreases were partially offset by higher margin on merchandise sales and lower shrink. Excluding the impact of online commissions from Sears Holdings and initial franchise revenues, gross margin improved 70 basis points to 22.4% of net sales in the second quarter of 2015 compared to 21.7% of net sales in the second quarter of 2014.

Selling and administrative expenses decreased to $136.2 million, or 22.0% of net sales, in the second quarter of 2015 from $139.2 million, or 21.8% of net sales, in the prior-year quarter. The decrease was primarily due to the impact of closed stores (net of new store openings), lower commissions paid to dealers and franchisees on lower sales volume, and lower commissions paid to Sears Holdings for online transactions due to lower Commission Sales, partially offset by higher payroll and benefits due to operating more Company-operated stores compared to the prior year.

We recorded operating income of $3.0 million and $5.8 million in the second quarters of 2015 and 2014, respectively. The $2.8 million decrease in operating income was primarily driven by lower initial franchise revenues and lower volume, partially offset by lower selling and administrative expenses and a higher gross margin rate (excluding initial franchise revenues). Excluding initial franchise revenues from both periods, second quarter 2015 operating income would have increased by $2.7 million to $3.1 million compared to $0.4 million in the second quarter of 2014.

Financial Position

We had $23.4 million in cash and cash equivalents as of August 1, 2015 and $21.0 million as of August 2, 2014. Availability as of August 1, 2015 under our Credit Agreement, dated as of October 11, 2012, among the Company, its subsidiaries, Bank of America, N.A., and other lenders (the “Senior ABL Facility”) was $234.3 million with $10.1 million drawn and $5.6 million of letters of credit outstanding. For the first two quarters of 2015 we funded ongoing operations with cash on-hand and cash generated by operating activities. Our primary needs for liquidity are to fund inventory purchases and capital expenditures and for general corporate purposes.
Total merchandise inventories were $431.4 million at August 1, 2015 and $469.6 million at August 2, 2014. Merchandise inventories decreased $21.7 million in Outlet and $16.5 million in Hometown. Outlet's reduction was primarily driven by lower home-appliances inventory due to a shift in the mix of inventory to as-is out-of-box products with a lower average cost, a reduced flow of as-is out-of-box products from Sears Holdings, and tighter management of replenishment stock resulting in less non-productive inventory in the Outlet distribution centers. This Outlet reduction was partially offset by growth of as-is product purchases from vendors other than Sears Holdings. The decrease in Hometown was primarily due to lower tools and home appliances inventory due to the net decrease in store count.
Comparable Store Sales

Comparable store sales include merchandise sales for all stores operating for a period of at least 12 full months, including remodeled and expanded stores but excluding store relocations and stores that have undergone format changes.  Comparable store sales include online transactions recorded by SHO and also include the change in the unshipped sales reserves recorded at the end of each reporting period.  Comparable store sales do not include Commission Sales.
Adjusted Comparable Store Sales

In addition to our net sales determined in accordance with GAAP, for purposes of evaluating our sales performance we also use Adjusted comparable store sales. This measure includes Commission Sales in net sales. Our management uses Adjusted comparable store sales, among other factors, to evaluate the sales performance of our overall business and individual stores for comparable periods. Adjusted comparable store sales should not be used by investors or other third parties as the sole basis for formulating investment decisions as it includes Commission Sales, which were not fulfilled or recorded by SHO or its independent dealers or franchisees and for which sales SHO only received commissions. Adjusted comparable store sales should not be considered as a substitute for GAAP measurements.

While Adjusted comparable store sales is a non-GAAP measure, management believes that it is an important indicator of store sales performance because:

•	SHO receives commissions on all Commission Sales.

•
Store sales recorded and fulfilled by SHO and Commission Sales involve essentially the same in-store selling activity. As a consequence, unadjusted comparable store sales, which do not include Commission Sales, understate what SHO believes to be its effective comparable store sales performance.

The following table presents a reconciliation of Adjusted comparable store sales to net sales, the most comparable GAAP measure, for each of the periods indicated:

	13 Weeks Ended August 1, 2015			26 Weeks Ended August 1, 2015
Thousands	Hometown	Outlet	Total	Hometown	Outlet	Total
Net sales	$460,747	$158,863	$619,610	$871,407	$330,972	$1,202,379
Less: Non-comparable store sales	(41,030)	(23,604)	(64,634)	(79,526)	(49,637)	(129,163)
Comparable store sales recorded by SHO	419,717	135,259	554,976	791,881	281,335	1,073,216
Commission Sales (1)	7,694	2,244	9,938	18,089	3,860	21,949
Adjusted comparable store sales	$427,411	$137,503	$564,914	$809,970	$285,195	$1,095,165

	13 Weeks Ended August 2, 2014			26 Weeks Ended August 2, 2014
Thousands	Hometown	Outlet	Total	Hometown	Outlet	Total
Net sales	$480,253	$158,440	$638,693	$898,789	$329,758	$1,228,547
Less: Non-comparable store sales	(55,767)	(20,167)	(75,934)	(100,643)	(40,977)	(141,620)
Comparable store sales recorded by SHO	424,486	138,273	562,759	798,146	288,781	1,086,927
Commission Sales (1)	14,080	3,024	17,104	37,860	7,343	45,203
Adjusted comparable store sales	$438,566	$141,297	$579,863	$836,006	$296,124	$1,132,130

	13 Weeks Ended August 1, 2015 vs. 13 Weeks Ended August 2, 2014			26 Weeks Ended August 1, 2015 vs. 26 Weeks Ended August 2, 2014
	Hometown	Outlet	Total	Hometown	Outlet	Total
Comparable store sales recorded by SHO	(1.1)%	(2.2)%	(1.4)%	(0.8)%	(2.6)%	(1.3)%
Adjusted comparable store sales	(2.5)%	(2.7)%	(2.6)%	(3.1)%	(3.7)%	(3.3)%
(1) Commission Sales are for comparable stores only. For all comparable and non-comparable stores, Commission Sales for the 13 weeks ended August 1, 2015 and August 2, 2014 were $10.4 million and $18.7 million, respectively, and for the 26 weeks ended August 1, 2015 and August 2, 2014, Commission Sales were $22.9 million and $48.1 million, respectively.
Adjusted EBITDA

In addition to our net income determined in accordance with GAAP, for purposes of evaluating operating performance we also use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA,” which excludes certain significant items as set forth below. Our management uses Adjusted EBITDA, among other factors, for evaluating the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•	Excludes other significant items that may vary significantly from period to period and may have a disproportionate effect in a given period, which affects comparability of results.

Starting with the second quarter of 2015 the Company is excluding initial franchise revenues from Adjusted EBITDA. This change is based on (1) the Company's decision to indefinitely suspend its franchising of additional stores except to existing Company franchisees and (2) the Company's decision to exclude initial franchise revenues from Adjusted EBITDA for the purposes of fiscal year 2015 annual incentive compensation.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, for each of the periods indicated:

	13 Weeks Ended		26 Weeks Ended
Thousands	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Net income	$1,510	$3,360	$3,660	$7,039
Income tax expense	1,409	2,329	3,156	4,728
Other income	(560)	(798)	(1,242)	(1,478)
Interest expense	614	905	1,395	1,839
Operating income	2,973	5,796	6,969	12,128
Depreciation	2,164	2,067	4,025	4,355
Store closing, severance, and executive transition costs	(305)	—	1,066	—
Initial franchise revenues	162	(5,408)	(328)	(8,696)
Adjusted EBITDA	$4,994	$2,455	$11,732	$7,787
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements (the “forward looking statements”). Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to,” and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should,” and “could” are generally forward-looking in nature and not historical facts. The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. The forward-looking statements include, without limitation, information concerning our future financial performance, business strategy, plans, goals, beliefs, expectations, and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management.

The following factors, among others, could cause our actual results, performance, and achievements to differ materially from those expressed in the forward-looking statements, and one or more of the differences could have a material adverse effect on our ability to operate our business and could have a material adverse effect on our results of operations, financial condition, liquidity, and cash flows: the possible material adverse effects on us if Sears Holdings financial condition were to significantly deteriorate, including if as a consequence Sears Holdings were to choose to seek the protection of the U.S. bankruptcy laws; our ability to offer merchandise and services that our customers want, including those under the KENMORE®, CRAFTSMAN®, and DIEHARD® marks (which marks are owned by subsidiaries of Sears Holdings and are collectively referred to as the “KCD Marks”); the Merchandising Agreement between us and Sears Holdings provides that (1) if a third party that is not an affiliate of Sears Holdings acquires the rights to one or more (but less than all) of the KCD Marks Sears Holdings may terminate our rights to buy merchandise branded with any of the acquired KCD Marks and (2) if a third party that is not an affiliate of Sears Holdings acquires the rights to all of the KCD Marks Sears Holdings may terminate the Merchandising Agreement in its entirety, over which events we have no control; the sale by Sears Holdings and its subsidiaries to other retailers that compete with us of major home appliances and other products branded with one of the KCD Marks; the willingness and ability of Sears Holdings to fulfill its contractual obligations to us; our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail industry; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, the consolidation of our Hometown and Outlet businesses into a single business entity, our October 2012 separation from Sears Holdings (the “Separation”), and operating as a standalone business entity; the impact of increased costs due to a decrease in our purchasing power following the Separation, and other losses of benefits (such as a more effective and productive business relationship with Sears Holdings) that were associated with having been wholly owned by Sears Holdings and its subsidiaries prior to the Separation; our continuing reliance on Sears Holdings for most products and services that are important to the successful operation of our business, and our potential need to rely on Sears Holdings for some products and services beyond the expiration, or earlier termination by Sears Holdings, of our agreements with Sears Holdings; the willingness of Sears Holdings’ appliance, lawn and garden, tools, and other vendors to continue to supply to Sears Holdings, on terms (including vendor payment terms for Sears Holdings’ merchandise purchases) that are acceptable to it and to us, merchandise that we would need to purchase from Sears Holdings to ensure continuity of merchandise supplies for our businesses; the willingness of Sears Holdings’ appliance, lawn and garden, tools, and other vendors to continue to pay to Sears Holdings merchandise-related subsidies and allowances and cash discounts (some of which Sears Holdings is obligated to pay to us); if Sears Holdings' sales of major appliances and lawn and garden merchandise to its retail customers decline Sears Holdings' sales to us of as-is out-of-box products could decline; our ability to obtain the resolution, on commercially reasonable terms, of existing disputes and, when they arise, future disputes with Sears Holdings regarding many of the material terms and conditions of our agreements with Sears Holdings; our ability to establish information, merchandising, logistics, and other systems separate from Sears Holdings that would be necessary to ensure continuity of merchandise supplies for our businesses if vendors were to reduce, or cease, their merchandise sales to Sears Holdings or if Sears Holdings were to reduce, or cease, its merchandise sales to us; our ability to establish a more effective and productive business relationship with Sears Holdings, particularly in light of the existence of pending, and the likelihood of future, disputes with respect to the terms and conditions of our agreements with Sears Holdings; most of our agreements related to the Separation and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings, and we may have received different terms from unaffiliated third parties (including with respect to merchandise-vendor and service-provider indemnification and defense for negligence claims and claims arising out of failure to comply with contractual obligations); our reliance on Sears Holdings to provide computer systems to process transactions with our customers (including the point-of-sale system for the stores we operate and the stores that our independent dealers and franchisees operate, which point-of-sale system captures, among other things, credit-card information supplied by our customers) and others, quantify our results of operations, and manage our business (“SHO’s SHC-Supplied Systems”); SHO’s SHC-Supplied Systems could be subject to disruptions and data/security breaches (Kmart, owned by Sears Holdings, announced in October 2014 that its payment-data systems had been breached), and Sears Holdings could be unwilling or unable to indemnify and defend us against third-party claims and other losses resulting from such disruptions and data/security breaches, which could have one or more material adverse effects on SHO; limitations and restrictions in our Credit Agreement and related agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms; our dependence on the ability and willingness of our independent dealers and independent franchisees to operate their stores profitably and in a manner consistent with our concepts and standards; our ability to sell profitably online all of our merchandise and services; our dependence on sources outside the U.S. for significant amounts of our merchandise inventories; fixed-asset impairment for long-lived assets; our ability to attract, motivate, and retain key executives and other employees; our ability to maintain effective internal controls as a publicly held company; our ability to realize the benefits that we expect to achieve from the Separation; litigation and regulatory trends challenging various aspects of the franchisor-franchisee relationship in the fast-food industry could expand to challenge or adversely affect our relationships with our independent dealers and independent franchisees; low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; and the impact on our common stock and our overall performance as a result of our principal stockholders’ ability to exert control over us.

The foregoing factors should not be understood as exhaustive and should be read in conjunction with the other cautionary statements, including the “Risk Factors,” that are included in our Quarterly Report on Form 10-Q for the quarter ended August 1, 2015, our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, and in our other filings with the Securities and Exchange Commission and our other public announcements. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this presentation are made only as of its date, and we undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances, or otherwise, except as required by law.
About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. Our Hometown stores are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods and household goods, depending on the particular format. Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than manufacturers' suggested retail prices. As of August 1, 2015, we or our dealers and franchisees operated a total of 1,215 stores across all 50 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.
* * * * *

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
Thousands, except per share amounts	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
NET SALES	$619,610	$638,693	$1,202,379	$1,228,547
COSTS AND EXPENSES
Cost of sales and occupancy	478,250	491,604	920,660	937,559
Selling and administrative	136,223	139,226	270,725	274,505
Depreciation	2,164	2,067	4,025	4,355
Total costs and expenses	616,637	632,897	1,195,410	1,216,419
Operating income	2,973	5,796	6,969	12,128
Interest expense	(614)	(905)	(1,395)	(1,839)
Other income	560	798	1,242	1,478
Income before income taxes	2,919	5,689	6,816	11,767
Income tax expense	(1,409)	(2,329)	(3,156)	(4,728)
NET INCOME	$1,510	$3,360	$3,660	$7,039

NET INCOME PER COMMON SHARE
ATTRIBUTABLE TO STOCKHOLDERS

Basic:	$0.07	$0.15	$0.16	$0.31
Diluted:	$0.07	$0.15	$0.16	$0.31

Basic weighted average common shares outstanding	22,666	22,666	22,666	22,666
Diluted weighted average common shares outstanding	22,666	22,666	22,666	22,666

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

Thousands	August 1, 2015	August 2, 2014	January 31, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$23,390	$20,978	$19,746
Accounts and franchisee receivables, net	13,583	21,211	15,456
Merchandise inventories	431,376	469,607	442,743
Prepaid expenses and other current assets	17,550	13,312	19,350
Total current assets	485,899	525,108	497,295
PROPERTY AND EQUIPMENT, net	52,841	51,973	50,708
GOODWILL	—	167,000	—
LONG-TERM DEFERRED TAXES	53,904	48,345	54,273
OTHER ASSETS, net	43,395	45,898	43,446
TOTAL ASSETS	$636,039	$838,324	$645,722
LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$10,100	$74,800	$84,100
Payable to Sears Holdings Corporation	91,778	83,711	61,089
Accounts payable	29,463	13,897	14,888
Other current liabilities	76,855	64,495	60,938
Current portion of capital lease obligations	32	286	147
Total current liabilities	208,228	237,189	221,162
CAPITAL LEASE OBLIGATIONS	291	3	176
OTHER LONG-TERM LIABILITIES	1,973	3,475	2,098
TOTAL LIABILITIES	210,492	240,667	223,436
STOCKHOLDERS' EQUITY
TOTAL STOCKHOLDERS' EQUITY	425,547	597,657	422,286
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$636,039	$838,324	$645,722

Sears Hometown and Outlet Stores, Inc.
Segment Results
(Unaudited)

Hometown
	13 Weeks Ended		26 Weeks Ended
Thousands, except for number of stores	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Net sales	$460,747	$480,253	$871,407	$898,789
Comparable store sales % (1)	(1.1)%	(5.1)%	(0.8)%	(6.2)%
Cost of sales and occupancy	357,533	372,047	668,620	684,201
Gross margin dollars	103,214	108,206	202,787	214,588
Margin rate	22.4%	22.5%	23.3%	23.9%
Selling and administrative	98,133	105,515	191,937	204,352
Selling and administrative expense as a percentage of net sales	21.3%	22.0%	22.0%	22.7%
Depreciation	883	730	1,536	1,381
Total costs and expenses	456,549	478,292	862,093	889,934
Operating income	$4,198	$1,961	$9,314	$8,855
Total Hometown stores			1,057	1,103

Outlet
	13 Weeks Ended		26 Weeks Ended
Thousands, except for number of stores	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Net sales	$158,863	$158,440	$330,972	$329,758
Comparable store sales % (2)	(2.2)%	(10.4)%	(2.6)%	(6.5)%
Cost of sales and occupancy	120,717	119,557	252,040	253,358
Gross margin dollars	38,146	38,883	78,932	76,400
Margin rate	24.0%	24.5%	23.8%	23.2%
Selling and administrative	38,090	33,711	78,788	70,153
Selling and administrative expense as a percentage of net sales	24.0%	21.3%	23.8%	21.3%
Depreciation	1,281	1,337	2,489	2,974
Total costs and expenses	160,088	154,605	333,317	326,485
Operating income (loss)	$(1,225)	$3,835	$(2,345)	$3,273
Total Outlet stores			158	148

(1)	Hometown Adjusted comparable store sales for the 13 and 26 Weeks ended August 1, 2015 were (2.5)% and (3.1)%, respectively.

(2)	Outlet Adjusted comparable store sales for the 13 and 26 Weeks ended August 1, 2015 were (2.7)% and (3.7)%, respectively.